Exhibit 99.1

For Immediate Release	Contact:	Mike Drickamer
Director, Investor Relations
Patterson-UTI Energy, Inc.
(281) 765-7170

Patterson-UTI Energy Announces Term Loan Financing

HOUSTON – March 18, 2015 – PATTERSON-UTI ENERGY, INC. (NASDAQ: PTEN) today announced that the Company has entered into a $200 million senior unsecured term loan agreement with a group of financial institutions led by Wells Fargo Bank, N.A. The maturity date of the term loan facility is September 27, 2017, which is the same maturity date as the Company’s principal credit agreement.

The term loan has been funded, and the Company has used the proceeds to repay all $150 million of outstanding revolving borrowings under the Company’s principal credit agreement. The Company will use the remaining funds for general corporate purposes.

As previously disclosed, the Company also entered into a new letter of credit facility with The Bank of Nova Scotia, pursuant to which the Company may from time to time through the end of 2017 request that the bank issue an unspecified amount of letters of credit. The Company expects that the $39.8 million in letters of credit outstanding under the Company’s principal credit agreement will be replaced by letters of credit issued under the new letter of credit facility.

With the Company’s repayment of all outstanding revolving borrowings and the replacement of the letters of credit, the Company expects to achieve full availability of its $500 million line of credit under its principal credit facility.

Andy Hendricks, Patterson-UTI’s Chief Executive Officer, stated, “We are pleased with these two recent financings that provide us with additional availability under our revolving line of credit. We believe we are well positioned to weather this challenging market environment, both operationally and with a strong balance sheet. This additional liquidity will further enhance our ability to take advantage of future opportunities.”

The term loan agreement contains representations, warranties, covenants, including financial covenants, and events of default that are generally in line with those in the Company’s principal credit agreement, except that certain payments in respect of equity interests are restricted unless, after giving effect to such payment, the Company’s pro forma ratio of debt to EBITDA, does not exceed 2.50 to 1.00. The term loan borrowings bear interest, at the Company’s election, at the per annum rate of LIBOR plus 3.25% or a base rate plus 2.25%.

The above description of the new term loan facility, the new letter of credit facility and the Company’s principal credit agreement are qualified in their entirety by reference to the complete text of those agreements, which have been or will be filed with the Securities and Exchange Commission as an exhibit to a current report on Form 8-K.

About Patterson-UTI

Patterson-UTI Energy, Inc. subsidiaries provide onshore contract drilling and pressure pumping services to exploration and production companies in North America. Patterson-UTI Drilling Company LLC and its subsidiaries operate land-based drilling rigs in oil and natural gas producing regions of the continental United States and western Canada. Universal Pressure Pumping, Inc. and Universal Well Services, Inc. provide pressure pumping services primarily in Texas and the Appalachian region.

Location information about the Company’s drilling rigs and their individual inventories is available through the Company’s website at www.patenergy.com.

Statements made in this press release which state the Company’s or management’s intentions, beliefs, expectations or predictions for the future are forward-looking statements. It is important to note that actual results could differ materially from those discussed in such forward-looking statements. Important factors that could cause actual results to differ materially include, but are not limited to, volatility in customer spending and in oil and natural gas prices, which could adversely affect demand for our services and their associated effect on rates, utilization, margins and planned capital expenditures; global economic conditions; excess availability of land drilling rigs and pressure pumping equipment, including as a result of reactivation or construction; equipment specialization and new technologies; adverse industry conditions; adverse credit and equity market conditions; difficulty in building and deploying new equipment; difficulty in integrating acquisitions; shortages, delays in delivery and interruptions of supply of equipment, supplies and materials; weather; loss of, or reduction in business with, key customers; liabilities from operations; ability to effectively identify and enter new markets; governmental regulation; ability to realize backlog; and ability to retain management and field personnel. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings, which may be obtained by contacting the Company or the SEC. These filings are also available through the Company’s web site at http://www.patenergy.com or through the SEC’s Electronic Data Gathering and Analysis Retrieval System (EDGAR) at http://www.sec.gov. We undertake no obligation to publicly update or revise any forward-looking statement.